Exhibit 10.49

AMENDMENT #1 to EMPLOYMENT AGREEMENT

This is AMENDMENT #1, dated as of December 12, 2016 (the “Amendment”) to the Employment Agreement dated as of November 10, 2016 (the “Employment Agreement”), between Overseas Shipholding Group, Inc., a Delaware Corporation (the “Company”), and Susan Allan Pritchard (the “Executive”).

WHEREAS, the Company and the Executive mutually desire that the Executive serve as an Executive Officer of the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

Reporting

Beginning December 1, 2016, the Executive shall report to the Chief Financial Officer until modified by the Chief Executive Officer or the Board.

Compensation

Special Bonus Pool

In addition to the Compensation set forth in Section 3 of the Employment Agreement, the Executive will be eligible to participate in a special bonus pool, payable in January 2019. The value of such special bonus pool shall be the cost reduction achieved, as determined by the Board, based on current budgeted shore based overheads of OSG for fiscal year 2017 (“CB”) and 2018 GS&A actual overheads, excluding special costs. Each of CB and 2018 GS&A shall be expressed as a dollar per day per vessel number to adjust relative GS&A to the number of revenue generating assets, with the annualized reduction on GS&A determined by the difference between the CB and the 2018 GS&A per vessel day multiplied by the number of vessel days in 2018.

Severance Benefits

Section 6(a) of the Employment Agreement is replaced in its entirety with the following:

In the event of the Executive’s Separation from Service due to termination by the Company without Cause or by the Executive for Good Reason, the Company shall pay or provide to the Executive the amounts or benefits described in paragraphs (A), (B), (C) and (D) below at the times specified below, the “Severance Benefits”), and, except for (x) any vested benefits under any tax-qualified pension plans of the Company and (y) continuation of health insurance benefits on the terms and to the extent required by COBRA or such other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

Accrued Payments. Within thirty (30) days following the Date of Separation from Service, subject to Section 3(b), (w) any Base Salary earned by the Executive but not paid through the Date of Separation from Service; (x) the Executive’s accrued but unused vacation pay through the Date of Separation from Service; (y) any Business Expenses not reimbursed as of the Date of Separation from Service and (z) any equity grants that have vested as of the Date of Separation but that have not yet been settled, or that may vest in the future in accordance with the terms of any grant agreements (the amounts described in (w) through (z), together, the “Accrued Payments”); subject, in the case of (z), to any delay in settlement that may be required under the applicable award agreement, tax or other laws.

1

Salary Continuation. Salary continuation payments paid in accordance with the Company’s standard payroll practices at the same rate as the Executive’s then-current annual Base Salary for a period of 12 months measured from the day of the Executive’s Date of Separation from Service (such period, the “Severance Period” and such payments, the “Salary Continuation Payments”), provided that the initial Salary Continuation Payment shall be made on the first payroll date following the expiration of the Release Period (as defined below) and shall include the Salary Continuation Payments that would have been otherwise due prior thereto.

Pro-Rata Bonus. Any incentive compensation to which the Executive may have been entitled with respect to the fiscal year in which the Date of Separation from Service occurs pursuant to Section 3(b) of this Agreement shall remain outstanding and shall be paid, following the end of such fiscal year in accordance with the terms thereof; provided, that the Annual Bonus that may become payable shall be pro rated to reflect the number of days in such fiscal year that have lapsed as of the Date of Separation from Service.

Vesting of Equity Awards. All awards of options and RSUs that vest solely based upon the continued provision of services and without regard to any performance criteria, in either case granted to the Executive and outstanding and to the extent not otherwise vested, shall be vested as of the Date of Separation from Service in the event of termination of the Executive without Cause or by the Executive for Good Reason, or by reason of death or Disability.

Other provisions

All the other provisions in the Employment Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment #1 as of the date first written above.

Susan Allan Pritchard

Overseas Shipholding Group, Inc.
Samuel Norton

2